Cellular Dynamics International, Inc.
University Research Park
525 Science Drive, Suite 200
Madison, WI 53711

May 7, 2013
Dr. James A. Thomson
3420 Genetics-Biotechnology Center Bldg.
425 Henry Mall
Madison, WI 53706

Dear Jamie:

As you know, you and Cellular Dynamics International, Inc. (the “Company”) are parties to a Consulting Agreement dated December 19, 2008 (the “Consulting Agreement”), the terms and conditions of which were supplemented but not superseded by that certain letter agreement dated October 18, 2010, as amended by the letter agreement dated January 24, 2012 (the “2010 Letter Agreement”).

This letter (when fully executed and delivered by you as contemplated below, this “Agreement”) will confirm our understanding, effective as of the date of closing of the IPO (as defined below) (the “Effective Date”), regarding the amendment of the Consulting Agreement and the 2010 Letter Agreement and your undertakings regarding the license or transfer to the Company of certain intellectual property in connection with, and as consideration for, the grant to you of an option for the purchase of 1,462,500 shares of the Company’s common stock (“Common Stock”) under the Company’s 2013 Equity Incentive Plan (the “Plan”), as further described in this paragraph. Such option grant would be made on, or on the day immediately before, the Effective Date, would be subject to the condition for the benefit of the Company that the IPO closes, and would provide for an exercise price per share equal to the price per share at which Common Stock is sold to the public in the IPO. The number of shares specified above as being subject to such option is subject to adjustment for any stock combination or reverse stock split occurring after May 7, 2013 and before or on the Effective Date. For purposes hereof, (i) the “IPO” means the sale by the Company of its common stock pursuant to the registration statement initially submitted by the Company to the Securities and Exchange Commission on a confidential basis on February 26, 2013 and thereafter declared effective by the Securities and Exchange Commission; and (ii)  the “IPO-related Option Grant” means the option grant described above in this paragraph.

1.    Amendment of 2010 Letter Agreement regarding Noncompetition Agreement. As consideration for the IPO-related Option Grant, you hereby agree that the definition of the “Restricted Period” in Section 3(b)(v) of the 2010 Letter Agreement shall be amended by deleting such definition in its entirety and inserting in place thereof the following:

“(v)    “Restricted Period” is:  (i) for purposes hereof and of, and with respect to, the Nonstatutory Stock Option Agreement dated October 18, 2010 between the Company and you (including with respect to the Option evidenced thereby and any Shares issued upon the exercise of such Option), the four year period commencing on October 18, 2010; (ii) for purposes hereof and of, and with respect to, the Nonstatutory Stock Option Agreement dated December 20, 2011 between the Company and you (including with respect to the Option evidenced thereby and any Shares issued upon the exercise of such Option), the four year period commencing on December 20, 2011; and (iii) for purposes hereof and of, and with respect to, the Nonstatutory Stock Option Agreement dated the Effective Date between the Company and you (including with respect to the Option evidenced thereby), which agreement confirms the IPO-related Option Grant, the period commencing on the Effective Date except in no event shall the “Restricted Period” continue for longer than the second anniversary of the termination of the Consulting Agreement, as amended.”
2.    Amendment of Consulting Agreement. As consideration for the IPO-related Option Grant, you hereby agree as follows:
(a)    Section 4 of the Consulting Agreement shall be amended by deleting the section in its entirety and inserting in its place thereof the following:

“4)
Term. This Agreement shall be effective as of the date first written above and will continue until the one year anniversary of the sale by the Company of its common stock pursuant to the registration statement initially submitted by the Company to the Securities and Exchange Commission on a confidential basis on February 26, 2013 and thereafter declared effective by the Securities and Exchange Commission upon which one-year anniversary this Agreement automatically will terminate.”

(b)    The definition of “Inventions” in the second paragraph of Section 6 of the Consulting Agreement shall be amended by deleting the paragraph in its entirety and inserting in its place thereof the following:
The term “Inventions” as used in this Agreement means all ideas, designs, modifications, formulations, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Consultant originates, discovers or develops, either alone or jointly with others while Consultant has provided or hereafter during the Term provides consulting services to the Company which are (i) originated, discovered or developed during Consultant’s hours working for the Company at the Company’s facilities under this Agreement, (ii) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, trade secrets, or equipment furnished by the Company, or (iii) related to the Company’s business; provided, however, such clause (iii) shall not encompass ideas, designs, modifications, formulations, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, that a third party, by contract or under applicable law, has an outstanding claim to as of May 7, 2013.
(c)    Exhibit A of the Consulting Agreement shall be amended to insert before the final bullet point in the definition of “Services” the following services:

•
provide such advice and assistance regarding, and participate in meetings with, actual or potential customers, user groups, investors, and strategic partners of or in the Company as the Company from time to time may reasonably request;

•
allow the Company to use Consultant’s name and image in product literature and marketing and promotional materials, subject to the approval of Consultant, which Consultant agrees will not be unreasonably conditioned, delayed or withheld; and

•	provide advice and assistance to the Company in identifying and recruiting scientists whose expertise or services would be valuable to the Company.
3.    Transfer of Certain Intellectual Property. As consideration for the IPO-related Option Grant and subject to the condition that from and after May 7, 2013 you have not taken or omitted to take any action inconsistent with what is provided below in this Paragraph 3, you hereby agree as follows: (a) to use your reasonable best efforts to cause an agreement granting a license under, or document(s) of conveyance to assign all rights in (whichever such transaction the parties may agree upon), the inventions covered by the claims of the following invention disclosure (the “Subject IP”) to the Company without any additional consideration to you (other than the IPO-related Option Grant) for your interest therein; and (b) in consultation with the Company, to assist the Company in obtaining such license or assignment of the Subject IP on terms and conditions acceptable to the Company.
4.    Certain Capitalized Terms. Certain capitalized terms used, but not otherwise defined, in this Agreement shall have the meanings assigned to such terms in the Plan.
5.    No Other Amendment of Consulting Agreement or 2010 Letter Agreement. Except for the amendment set forth above, the Consulting Agreement and 2010 Letter Agreement shall remain in full force and effect.

If this letter correctly sets forth your understanding of our agreement, please sign a copy in the space provided below and return it to the Company.
Very truly yours,

Cellular Dynamics International, Inc.

Thomas M. Palay
President
I confirm my agreement with
the terms and conditions of this letter.

_______________________________
James A. Thomson

Date:___________________________

9405748_3

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